Exhibit 10.8

2018 AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS 2018 AMENDMENT (this "Amendment"), made and entered into this 15 day of March, 2018, by and between Origin Bank (formerly Community Trust Bank), a bank organized and existing under the laws of the State of Louisiana (hereinafter referred to as the "Bank"), and M. Lance Hall, an Employee of the Bank, an adult resident and domiciliary of Ruston, LA. ("Employee").
WITNESSETH:

WHEREAS, Bank and Employee previously entered into that certain Employment Agreement effective the first day of October, 2008 (as amended, the "Agreement"), and
WHEREAS, the parties desire to amend the Agreement as set forth below.
NOW, THEREFORE, Employer and Employee agree that the Agreement is hereby amended as follows:
Section 10.E. of the Agreement is hereby amended by the deletion of the first paragraph of that section, such that it shall read in its entirety as follows:

E.
Notwithstanding the specific provisions as stated herein, all amounts to be paid to Employee pursuant to this Section 10 shall be paid, transferred or provided to the Employee by the Employer no later thm1 sixty (60) days following the Employee's termination of employment.

This Amendment shall be effective the 1st day of January 2018. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.
IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

Origin Bank		M. Lance Hall

By:	s/ Linda W. Tuten	/s/ M. Lance Hall
(Bank Officer other than Employee)

Title:	EVP/Chief People & Diversity Officer